                           STOCK PURCHASE AGREEMENT

                                 by and among

                      the Holders of the Capital Stock of

                   Axiom Consulting Group, Inc. ("Sellers")

                                      and

                 Axiom Consulting Group, Inc. (the "Company")

                                      and

                       The Registry, Inc. ("Purchaser")

                         Dated as of November 30, 1994

                               TABLE OF CONTENTS
1.  PURCHASE AND SALE OF SHARES.............................................  1

    1.1  Shares Sold and Acquired...........................................  1

    1.2  Consideration......................................................  2

2.  REPRESENTATIONS AND WARRANTIES OF SELLERS...............................  5

    2.1  Organization of the Company........................................  5

    2.2  Capitalization of the Company......................................  6

    2.3  Subsidiaries.......................................................  6

    2.4  Articles of Incorporation and Bylaws; Stock Transfer Books.........  6

    2.5  Authority..........................................................  7

    2.6  Ownership of the Shares............................................  7

    2.7  No Consent.........................................................  7

    2.8  No Breach..........................................................  7

    2.9  Financial Statements...............................................  8

    2.10  Liabilities.......................................................  9

    2.11  No Material Adverse Change........................................  9

    2.12  Accounts and Notes Receivable..................................... 10

    2.13  Equipment, Inventory and Other Tangible Property.................. 10

    2.14  Real Estate....................................................... 10

    2.15  Trade Names, Trademarks, Service Marks and Copyrights, Patents and
    Intellectual Property................................................... 11

    2.16  Contracts and Other Agreements.................................... 12

    2.17  Employment Contracts and Relations................................ 13

    2.18  Employee Benefit Plans............................................ 14

    2.19  Insurance......................................................... 14

    2.20  Accounts Payable.................................................. 15

    2.21  Tax Matters....................................................... 15

    2.22  Compliance with Laws.............................................. 15

    2.23  Actions and Proceedings........................................... 16

    2.24  Banks............................................................. 16

    2.25  Powers of Attorney................................................ 16

    2.26  Customers......................................................... 17

    2.27  Full Disclosure................................................... 17

3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER............................. 17

    3.1  Organization....................................................... 17

    3.2  Authority.......................................................... 18

    3.3  Binding Obligation................................................. 18

    3.4  No Conflicts....................................................... 18

    3.5  Litigation and Other Proceedings................................... 18

    3.6  No Consent......................................................... 19

    3.7  Financial Statements............................................... 19

    3.8  No Material Adverse Change......................................... 19

    3.9  Full Disclosure.................................................... 20

4.  CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE......................... 20

    4.1  Documents, Representations and Warranties at Closing............... 20

    4.2  Compliance of Sellers.............................................. 21

    4.3  No Adverse Changes................................................. 21

    4.4  Sellers' Closing Certificates...................................... 21

    4.5  Opinion of Counsel to sellers and the Company...................... 21

    4.6  No Litigation...................................................... 21

    4.7  Certificate of Authority........................................... 21

    4.8  Assignments and Consents........................................... 21

    4.9  Certificates of Good Standing...................................... 22

    4.10  Resignations...................................................... 22

    4.11  Review of Company................................................. 22

    4.12  Form of Documents................................................. 22

    4.13  Employee, Confidentiality and Non-Competition Agreements.......... 22

5.  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE............................ 22

    5.1  Representations and Warranties at Closing.......................... 22

    5.2  Compliance of Purchaser............................................ 23

    5.3  Purchaser's Closing Certificate.................................... 23

    5.4  Employee, Confidentiality and Non-Competition Agreements........... 23

    5.5  Opinion of Counsel to Purchaser.................................... 23

    5.6  Certificate of Authority........................................... 23

6.  THE CLOSING............................................................. 23

    6.1  The Closing Date and Place......................................... 23

    6.2  Actions and Deliveries by Sellers at the Closing................... 23

    6.3  Actions and Deliveries by Purchaser at the Closing................. 24

7.  FURTHER ASSURANCES...................................................... 24

    7.1  Sellers' Further Assurances........................................ 24

    7.2  Purchasers' Further Assurances..................................... 24

8.  INDEMNIFICATION......................................................... 24

    8.1  Indemnification by Sellers......................................... 24

    8.2  Indemnification by Purchaser....................................... 25

    8.3  Defenses of Claim.................................................. 25

    8.4  Claim and Limitations.............................................. 27

    8.5  Withhold and Offset................................................ 27

    8.6  Remedies........................................................... 29

9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................. 29

10. NON-SOLICITATION........................................................ 29

    10.1  Non-Solicitation.................................................. 29

    10.2  Confidentiality................................................... 31

    10.3  Remedies.......................................................... 31

11. COSTS AND BROKER'S FEES................................................. 32

    11.1  Costs Borne by Parties............................................ 32

    11.2  Broker's Fees Liabilities......................................... 32

12. FORM OF AGREEMENT....................................................... 32

    12.1  Headings.......................................................... 32

    12.2  Entire Agreement.................................................. 32

    12.3  Counterparts...................................................... 33

    12.4  Severability; Reformation......................................... 33

13. PARTIES................................................................. 33

    13.1  Other Parties..................................................... 33

    13.2  Assignment........................................................ 33

14.  TERMINATION............................................................ 34

15.  JOINT AND SEVERAL OBLIGATIONS.......................................... 34

16.  NOTICES................................................................ 34

17.  PUBLICITY.............................................................. 35

18.  CONFIDENTIALITY AND NONDISCLOSURE...................................... 35

19.  USE OF NAME "AXIOM CONSULTING GROUP, INC............................... 36

20.  GOVERNING LAW.......................................................... 36

                                   SCHEDULES
                                   ---------

List of Sellers                                        Schedule 1.1

Consideration                                          Schedule 1.2(a)

Form of Promissory Note                                Schedule 1.2(a)(i)

Strategic Plan                                         Schedule 1.2(b)





Liens on Shares                                        Schedule 2.6

Financial Statements of the Company                    Schedule 2.9

Real Estate                                            Schedule 2.14

Trade Names, etc.                                      Schedule 2.15

Contracts and Other Agreements                         Schedule 2.16

Employment Agreements; Directors
     and Officers                                      Schedule 2.17

Employee Benefit Plans                                 Schedule 2.18

Insurance                                              Schedule 2.19

Accounts payable                                       Schedule 2.20

Bank Accounts, etc.                                    Schedule 2.24

Powers of Attorney                                     Schedule 2.25

Providers and Customers                                Schedule 2.26

Financial Statements of Purchaser                      Schedule 3.7

Opinion of Counsel to Sellers and the                  Schedule 4.5
     Company

Form of Employment Agreement                           Schedule 4.13(a)

Form of Non-Solicitation and
 Confidentiality Agreement                             Schedule 4.13(b)

Opinion of Counsel to Purchaser                        Schedule 5.5

Confidentiality and Non-Disclosure                     Schedule 18
 Agreement

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT, entered into, dated and effective as of November 30, 1994 (the "Agreement"), by and among The Registry, Inc., a
                        ---------
Massachusetts corporation ("Purchaser"), Axiom Consulting Group, Inc., a New Hampshire corporation (the "Company"), and the holders, as of the Closing Date (as defined in Section 6.1), of all the then issued and outstanding capital stock of the Company as set forth on Schedule 1.1 hereto (collectively, the
                                     ------------
holders are referred to as "Sellers").

                                  WITNESSETH:
     WHEREAS, Sellers are, and will be as of the Closing Date, the holders of all of the issued and outstanding capital stock of the Company and desire to sell said stock to Purchaser,
     WHEREAS, Purchaser desires to acquire said stock from Sellers, and WHEREAS, the Sellers, as owners of the Company, will remain key employees of the Company after such sale and shall enter into employment contracts with Purchaser.
     NOW, THEREFORE, IN CONSIDERATION OF the foregoing and the mutual promises herein set forth and subject to the terms and conditions hereof, the parties agree as follows:

1.   PURCHASE AND SALE OF SHARES
     ---------------------------

     1.1  Shares Sold and Acquired.  Subject to the terms and conditions set
          ------------------------
forth in this Agreement, at the Closing (as defined in Section 6.1), Sellers will sell, transfer and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Sellers, in accordance with Schedules 1.1 and 1.2(a), an
                                                    ------------------------
aggregate of One Hundred (100) shares of common stock of the Company, no par value per share, which shall then constitute all of the issued and outstanding capital stock of the Company (the "Shares"). Each share certificate representing the Shares so delivered shall be duly endorsed by the holder thereof in blank for transfer or accompanied by a stock power duly executed by such holder, assigning the Shares held by such holder in blank.

     1.2  Consideration.
          -------------
          (a) Cash and Notes.  At the Closing (or at such other time as is
              --------------
specified in Schedule 1.2(a)), Purchaser will, in accordance with Schedules 1.1
                                                                  -------------
and 1.2(a), deliver to Sellers as consideration for the sale, transfer and
    ------
delivery to Purchaser of the Shares, certified checks in Boston Clearing House Funds and non-negotiable, subordinated promissory notes in the form of Schedule
                                                                       --------
1.2(a)(i) (the "Promissory Notes"), which checks and Promissory Notes shall in
- ---------       ----------------
the aggregate equal $1,000,000.
          (b) Performance Contingent Consideration.
              ------------------------------------
               (i) Payment of Performance Contingent Consideration.
                   -----------------------------------------------

     In addition to the consideration described in Section 1.2(a), Purchaser shall pay the following contingent consideration for the Shares (the

"Performance Contingent Consideration") to Sellers pro rata in accordance with
- -------------------------------------
each Seller's respective equity interest in the Company on the Closing Date, calculated based on Net Profits (as defined below) of the Company during the specified period:
          (A) On last business day of the fifteenth month after the Closing or such later date as determined by subsection 1.2(b)(v) hereof, Performance Contingent Consideration equal to thirty-five percent (35%) of the Net Profits for the twelve month period ending on the first anniversary of the Closing;
          (B) On the last business day of the twenty-seventh month after the Closing or such later date as determined by subsection 1.2(b)(v) hereof, Performance Contingent Consideration equal to thirty percent (30%) of the Net Profits for the twelve month period ending on the second anniversary of the Closing;

          (C) On the last business day of the thirty-ninth month after the Closing or such later date as determined by subsection 1.2(b)(v) hereof, Performance Contingent Consideration equal to twenty-five percent (25%) of the Net Profits for the twelve month period ending on the third anniversary of the Closing; and
          (D) On the last business day of the fifty-first month after the Closing or such later date as determined by subsection 1.2(b)(v) hereof, Performance Contingent Consideration equal to twenty percent (20%) of the Net Profits for the twelve month period ending on the fourth anniversary of the Closing; provided, however, that if the actual total revenues for such twelve
         --------  -------
month period, as computed in accordance with generally accepted accounting principles consistently applied ("GAAP") and with the principles set forth in

Schedule 1.2(b) hereto (the "Strategic Plan") exceed the total revenues targeted
- ---------------
for such twelve month period in the Strategic Plan, then the aggregate Performance Contingent Consideration shall equal the greater of (x) 20% of the Net Profits for the twelve month period ending on the fourth anniversary of the Closing or (y) Three Million Dollars less the Performance Contingent Consideration paid pursuant to subsection 1.2(b)(i)(A)-(C) above;

provided, further however, that if any of the Sellers shall have defaulted in
- -------------------------
any of his or her obligations under Section 10 of this Agreement, such Seller shall not be entitled to his or her pro rata share of any Performance Contingent Consideration with respect to the period during which such default occurred and with respect to any subsequent period. In such event, each of the other Sellers shall be entitled, in addition to his or her pro rata portion of Performance Contingent Consideration, to that portion of the forfeited Performance Contingent Consideration otherwise due to the defaulting Seller as is represented by a fraction, the numerator of which is such non-defaulting Seller's equity interest in the Company and the denominator of which is the combined equity interests in the Company of all of the non-defaulting Sellers. Each Performance Contingent Consideration payment shall be paid in cash in same day funds.

          (ii) Calculation of Net Profits.  For purposes of the computations
               --------------------------
described in Section 1.2(b), "Net Profits" shall mean the Company's gross
                              -----------
profits for the relevant period less certain related expenses incurred during such period, all determined in accordance with GAAP and with the principles set forth in the Strategic Plan.

          (iii)     Operations of the Company.  It is the intention of the
                    -------------------------
parties hereto that the Purchaser and the Sellers shall manage the Company in accordance with the Strategic Plan during the four years for which Performance Contingent Consideration is being calculated. If the Purchaser or the Sellers determine that the Company should enter into lines of business different from those established in the Strategic Plan or conduct business in a manner different from that proposed in the Strategic Plan, such party shall propose a modification to the Strategic Plan, which may include a modification to the calculation of Net Profits, to the other party. The parties shall thereafter meet within two weeks to discuss the proposed modification and, if a modification is agreed to, then such Strategic Plan, as so modified, shall become the Strategic Plan for the duration of the Performance Contingent Consideration measurement period. If the parties are unable to agree on such modification, they shall within the next ten (10) business days after the end of the two-week period jointly appoint a consultant or other mutually agreeable person familiar with the Company's line of business (the "Advisor") which has not been involved in the rendering of consulting services or other advice to either Sellers or Purchaser within a one-year period prior to the date of such appointment to resolve the dispute. The Advisor shall complete the resolution of the dispute within a sixty (60) day period. The fees of the Advisor shall be divided and paid equally by Sellers and Purchaser. The Advisor's resolution of the dispute and its adjustments shall be conclusive and binding upon the parties. The Advisor shall provide written notice of such resolution to Sellers and Purchaser. The date of such notice shall be deemed to be the date of final resolution of the dispute.

          (iv) Financial Reporting Obligations.  The Purchaser and the Sellers
               --------------------------------
shall cooperate with one another to cause the Company to prepare financial statements in accordance with the principles and assumptions of GAAP and the Strategic

Plan within 45 days after the end of each calendar month. The Net Profits calculation for each twelve month period ending on November 30 during the four years for which Performance Contingent Consideration is being calculated (each such period, a "Plan Year") shall be prepared jointly by Purchaser and the Sellers within 60 days following the end of the Company's Plan Year. The Performance Contingent Payment for each Plan Year shall be paid to Sellers in accordance with Section 1.2(b)(i) hereof unless the Sellers and Purchaser are unable to agree on the calculations of Net Profits within 90 calendar days following the end of the Company's Plan Year.

          (v) Dispute Resolution.  In the event that Sellers and Purchaser are
              ------------------
unable to resolve the Net Profits calculation within ninety ((90) days following the end of the Company's Plan Year, they shall, within the next ten (10) business days after the end of such period, jointly appoint an independent certified public accounting firm of nationally recognized standing which has not been involved in any audit of, or the rendering of accounting or other advice to, either Sellers or Purchaser within a one-year period prior to the date of such appointment to resolve the dispute and make any adjustment, if required, to the Net Profits calculation. This accounting firm shall complete the resolution of the dispute and make appropriate adjustments to the figures within a sixty
(60) day period. The fees of this public accounting firm shall be divided and paid equally by Sellers and Purchaser. Such firm's resolution of the dispute and its adjustments shall be conclusive and binding upon the parties. The public accounting firm shall provide written notice of such resolution to Sellers and Purchaser. The date of such notice shall be deemed to be the date of final resolution of the dispute.

2.   REPRESENTATIONS AND WARRANTIES OF SELLERS
     -----------------------------------------

     In order to induce Purchaser to enter into this Agreement, each Seller represents and warrants to Purchaser as set forth below, which representations and warranties are acknowledged by such Seller as material and are being relied upon by Purchaser:

     2.1  Organization of the Company.  The Company is a corporation duly
          ---------------------------
organized, validly existing and in good standing under the laws of the State of New Hampshire and has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted. The Company is not required by the character of the properties it owns or leases or the nature of the activities it conducts to be qualified or otherwise authorized as a foreign corporation to transact business in any jurisdictions.

     2.2  Capitalization of the Company.
          -----------------------------
     (a) Capital Stock.  The authorized capitalization of the Company consists
         -------------
of three hundred (300) shares of common stock, no par value per share ("Common Stock"), and the Company has issued and outstanding one hundred (100) shares of Common Stock. All such outstanding shares of Common Stock of the Company are duly and validly authorized and outstanding, fully paid and non-assessable and were issued in full compliance with all federal, state and local laws, rules, regulations and ordinances. No other class of capital stock of the Company is authorized, issued or outstanding. Schedule 1.1 sets forth a list of each
                                    ------------
holder of record as of the date hereof of the outstanding shares of Common Stock, together with the number of shares owned of record by each such holder.
     (b) Options and Other Rights.  There exist no outstanding (i) options,
         ------------------------
warrants or rights to purchase from the Company or subscribe for any equity securities or other ownership interests of the Company, (ii) options or rights to sell any equity securities or other ownership interests of the Company, (iii) obligations of the Company, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, or (iv) indebtedness or securities directly or indirectly convertible into any equity securities of the Company.

     2.3  Subsidiaries.  The Company does not have any subsidiaries and does not
          ------------
own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than the business being conducted directly by the Company.

     2.4  Articles of Incorporation and Bylaws; Stock Transfer Books.  Sellers
          -----------------------------------------------------------
have heretofore delivered to Purchaser true and complete copies of the Company's Articles of Incorporation, certified by the New Hampshire Secretary of State, and Bylaws certified by the Secretary of the Company. The stock transfer books of the Company heretofore provided to Purchaser are true and complete.

     2.5  Authority.  This Agreement has been duly authorized, executed and
          ---------
delivered by each of the Company and Sellers, and each of the Company and Sellers has the right, power, authority and legal capacity to enter into and perform the obligations to be performed by it, him or her under this Agreement and to consummate the transactions contemplated of it, him or her hereby. This Agreement and all writings relating hereto signed by Sellers and the Company constitute valid and legally binding obligations of Seller and the Company, enforceable in accordance with their respective terms.

     2.6  Ownership of the Shares.  Sellers are the owners, beneficially and of
          -----------------------
record, of the Shares, which constitute all of the issued and outstanding capital stock of the Company. Except as specified in Schedule 2.6, the Shares
                                                      ------------
are so owned free and clear of any lien, mortgage, claim, charge, security interest or other encumbrance, restriction or limitation of any nature whatsoever (collectively, "Liens"). By delivery of the Shares at the Closing, in exchange for the payment described in Section 1.2(a), Sellers will convey to Purchaser good and marketable title to the Shares, free and clear of any Lien. There is no outstanding right, warrant, option or other agreement of any kind to purchase or otherwise receive from any Seller any shares of capital stock or any other security of the Company, and Sellers have no such right, warrant, option or other agreement to acquire any such shares or other security of the Company from the Company or any other person.

     2.7  No Consent.  No consent of any other party and no consent, license,
          ----------
approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to any Seller or the Company or the consummation by any Seller or the Company of the transactions contemplated hereby.

     2.8  No Breach.  Neither the execution and delivery of this Agreement nor
          ---------
the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of the Company; (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute) a default (by way of substitution, novation or otherwise) under the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation, whether written or oral (collectively, "Obligations") which, individually or in the aggregate, would
                -----------
materially adversely affect the Company or any of its assets or properties; (c) result in the creation of any Lien upon the properties or assets of the Company pursuant to the terms of any Obligation; (d) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body against, or binding upon, the Company or upon the securities, properties, assets or business of the Company; (e) constitute a violation by the Company of any statute, law or regulation of any jurisdiction which would materially and adversely affect the Company or any of its assets or properties; or (f) violate any Permit (as defined in Section 2.22) which would materially and adversely affect the Company or any of its assets or properties.

     2.9  Financial Statements.  Sellers have delivered to Purchaser true
          --------------------
copies, reviewed by Bigelow & Company (formerly Silverman Losik & Company), the Company's independent certified public accountants, of the Company's Balance Sheet and related Statements of Income, Retained Earnings and Cash Flows of the Company for the short fiscal year ended March 31, 1992 (the "Reviewed Financial
                                                                     ----------
Statements"), and the comparable financial data, certified by the Company's
- ----------
Chief Financial Officer, for the fiscal years ended March 31, 1993 and 1994 and the six months ended September 30, 1994 (the "Unaudited Financial Statements"),
                                              ------------------------------
all of which Reviewed Financial Statements and Unaudited Financial Statements are incorporated herein as Schedule 2.9 (collectively, the "Financial
                           -------------                    ---------
Statements"). The Reviewed Financial Statements, while unaudited, have been reviewed by independent certified public accountants and prepared in conformity with generally accepted accounting principles consistently applied, and in accordance with past and current practices of the Company, so as to fairly and accurately present the financial condition and results of operations of the Company. The Unaudited Financial

Statements, while unaudited, are prepared in accordance with past and current practices of the Company so as to fairly and accurately present for the period indicated the financial condition and results of operations of the Company. September 30, 1994 is hereinafter sometimes referred to as the "Current Balance
Sheet Date.                                                     ---------------
- ----------

     2.10  Liabilities.  As of the Current Balance Sheet Date, the Company did
           -----------
not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation, known or unknown, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement (collectively, "Liabilities"), that were not fully and adequately reflected in the Unaudited Financial Statements for the six months ending September 30, 1994. The Company does not have any Liabilities, other than (a) Liabilities fully and adequately reflected in the Unaudited Financial Statements for the six months ending September 30, 1994 and (b) Liabilities incurred since the Current Balance Sheet Date in the ordinary course of business. Neither the Company nor any Seller has any knowledge of any circumstance, condition, event or arrangement that is likely hereafter to give rise to any liabilities of the Company, or any successor to its business, except liabilities incurred in the ordinary course of business.

     2.11  No Material Adverse Change.  Since the Current Balance Sheet Date,
           --------------------------
there has been no material adverse change in the assets, properties, business, operations, condition (financial or otherwise) or, in the reasonable business judgment of Sellers, prospects of the Company or in its relationships with providers or customers, whether or not covered by insurance. Neither Sellers nor, to the best knowledge of Sellers, the Company knows of any such change that is threatened. Since the Current Balance Sheet Date, (i) the Company has been operated only in the ordinary and usual course of business, (ii) the properties of the Company have been maintained in good repair, working order and condition,
(iii) the Company has not issued or sold any shares of its capital stock or paid any dividend or other distribution on any of its shares of capital stock, and
(iv) all
insurance coverage has been maintained in full force and effect by the Company. Since the Current Balance Sheet Date, Sellers have used their best efforts to preserve, and have preserved, the business organization of the Company intact.

     2.12  Accounts and Notes Receivable.  All accounts and notes receivable of
           -----------------------------
the Company as of the date hereof (including those reflected in the Current Financial Data) arose in the ordinary and usual course of business of the Company, represent valid obligations due to the Company from unaffiliated parties, and are collectible in the aggregate record amounts thereof in accordance with their terms in the ordinary and usual course of business of the Company or have been written off or have had adequate reserves established therefor.

     2.13  Equipment, Inventory and Other Tangible Property.  The Company has
           ------------------------------------------------
good and marketable title to each item of equipment, inventory, machinery, vehicle, working stock, structure, fixture or other tangible personal property that the Company owns as reflected on its books and records (including those described in the Current Financial Data or acquired after the date thereof, other than inventories or other personal property sold or otherwise disposed of in the ordinary and usual course of business subsequent to the date thereof), free and clear of all Liens. All leases, conditional sale contracts, franchises or licenses pursuant to which the Company may hold or use any tangible personal properties are valid and effective, and there is not under any of such instruments any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default thereunder. The tangible personal properties of the Company are in good operating condition and repair, ordinary wear and tear excepted, and materially conform to all applicable federal, state and local laws, regulations and ordinances, including without limitation all environmental, zoning, building and health and safety laws, regulations and ordinances (collectively, "Governmental Regulations"). No
                                           ------------------------
notice from any governmental body has been served upon any Seller or the Company claiming any violation of any Governmental Regulation.

     2.14 Real Estate.  The Company does not own any real property.  There are
          -----------
no options held by the Company or any contractual obligations on its part to purchase or acquire (including by way of lease) any interest in real property. No options have been granted by the Company or contractual obligations entered into on its part to sell or dispose of (including by way of lease) any interest in real property. Schedule 2.14 sets forth true copies of all leases, subleases or other
          -------------
agreements under which the Company is lessee or lessor of any real property. All such leases, subleases and other agreements are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, enforceable in accordance with their respective terms, and grant the leasehold estates or other interests they purport to grant, free and clear of all Liens or other restrictions or limitations whatsoever granted by or caused by the actions of the Company; and the Company enjoys a right of quiet possession as against any Lien on such property. There is not under any of such instruments any existing or claimed default, event of default or event which, with notice or lapse of time or both, would constitute an event of default by the Company, or, to the best knowledge of Sellers, by other parties to the instruments. The real estate leased by the Company (including all structures, improvements and fixtures thereon) materially conforms to all applicable Governmental Regulations. Such real estate is zoned for the various purposes for which it is currently being used. No notice from any governmental body has been served upon any Seller or the Company claiming any violation of any such Governmental Regulation, or requiring any substantial work, repairs, construction, alterations or installation on or in connection with such real estate which has not been complied with.

     2.15  Trade Names, Trademarks, Service Marks and Copyrights, Patents and
           ------------------------------------------------------------------
Intellectual Property.  Schedule 2.15 sets forth all trade and fictitious
- ---------------------   -------------
business names, brand names, trademarks, service marks, franchises, copyrights, patents, patent applications, and a description of trade secrets, designs, inventions and computer software (including related documentation) (collectively, "Intellectual Property") used by the Company that are material to its business. The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

     To the best knowledge of Sellers, (i) the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and (ii) none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

     2.16  Contracts and Other Agreements.  Schedule 2.16 sets forth all of the
           ------------------------------   -------------
following contracts and other agreements to which the Company is a party or by or to which it or its assets or properties are bound or subject: (a) contracts or written agreements with any current or former officer, director, employee, consultant, agent or other representative of the Company; (b) contracts or written agreements for the sale of any of Seller's assets or properties, tangible or intangible, other than in the ordinary course of business, or for the granting to any person of any preferential rights to purchase any of the Company's assets or properties; (c) contracts or written agreements under which the Company agrees to indemnify any party, or to share tax liability with any party; (d) all Obligations calling for aggregate payments in any one fiscal year of more than $10,000 in any one case (or $50,000 in the aggregate, in the case of any related series of contracts and other agreements), unless they can be cancelled without liability, premium or penalty on not more than thirty days' notice; (e) contracts and other agreements containing covenants of the Company not to compete in any line of business or with any person in any geographical area, or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (f) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person, under which the Company has any ongoing or unsatisfied liability or obligation; (g) contracts relating to the borrowing or lending of money; or (h) any other contracts or agreements, whether or not made in the ordinary course of business, that are material to the Company (other than those contracts or agreements reflected on other Schedules hereto). There have been delivered or made available to the Purchaser true and complete copies of all of the contracts and other written agreements set forth in Schedule 2.16 or in any other Schedule hereto. All such contracts described
   -------------
in clauses (a) through (h) above are valid, subsisting, in full force and effect and binding upon the Company and, to the best knowledge of Sellers, on the other parties thereto in accordance with their terms. The Company has paid in full or accrued all amounts due by it thereunder and has satisfied in all material respects, or provided for, all of its liabilities and obligations thereunder, and is not in default under any such contract, nor, to the best knowledge of Sellers, is any other party to any such contract in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder, which default would have a materially adverse effect on the Company. No approval or consent of any person is needed in order that the contract as set forth in Schedule 2.16 or on any other Schedule hereto continue
                         -------------
in full force and effect following the consummation of the transactions contemplated by this Agreement.

     2.17  Employment Contracts and Relations.
           ----------------------------------
     (a) Schedule 2.17 contains a true and complete list of the names,
         -------------
addresses, salaries, total compensation, title or functional position of all directors and officers of the Company, and of all other employees, consultants, representatives, salesmen or agents of the Company. Other than as indicated on
Schedule 2.17, the Company has not made a commitment or agreement to increase
- -------------
the wages or to modify the conditions or terms of employment of any of its employees, consultants, representatives, salesmen or agents. Except for the agreements listed in Schedule 2.17 or Schedule 2.18, the Company is not a
                     -------------    -------------
party to, and benefits are not provided for, any current or former directors, officers or employees of the Company or their beneficiaries under any agency, employment, management or consulting agreement.

     (b) All reasonably anticipated obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, sick leave and other forms of compensation payable to the officers, directors and other employees, consultants or agents of the Company in respect of the services rendered by any of them prior to the date hereof have been paid or adequate accruals there for have been made in the books and records of the Company and in the Financial Statements.

     2.18  Employee Benefit Plans.  Schedule 2.18 sets forth all pension,
           ----------------------   -------------
profit-sharing, thrift or other retirement plans, employee stock ownership plans, deferred compensation, stock ownership, stock purchase, performance share or severance plans, welfare benefit plans or other similar plans, agreements, arrangements or understandings (including, health, life insurance and other benefit plans maintained for retirees), including, without limitation, any "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or maintained by the Company.

     2.19  Insurance.  Schedule 2.19 sets forth a list and brief description
           ---------   -------------
(specifying the insurer and the policy number, and setting forth the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, workers' compensation, vehicular, "key man" and other insurance held by the Company, and describes each pending claim against such policies by the Company thereunder of more than $5,000. Such policies and binders, to the best knowledge of Sellers, are valid and enforceable in accordance with their respective terms, are in full force and effect and insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Company. All premiums due on such policies have been paid or accrued. The Company has not borrowed against any such policies and has not assigned any of the proceeds of any such policies to any other person or entity. Neither Sellers nor the Company is in default with respect to any provision contained in any such policy or binder, the effect of which default could impair the ability of the Company to avail itself of the coverage provided by such policy or binder, or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims against the Company which are covered by any such policy or binder. Sellers have no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against the Company not fully covered by the policies or binders referred to in Schedule 2.19
                                                            --------------
(subject to the deductibility provisions, if any, of such policies or binders).

     2.20  Accounts Payable.  Schedule 2.20 sets forth a true and correct aged
           -----------------  -------------
list of all accounts payable of the Company as of the Current Balance Sheet
Date.

     2.21  Tax Matters.  The Company has timely filed or caused to be filed, all
           -----------
federal income, state and other tax returns, forms and information which it is required to file. All of the information in such filings is accurate and such filings accurately reflect in all respects the tax liabilities of the filing entity. All taxes, sales taxes, assessments and other governmental charges imposed upon the Company or upon any of the assets, income or franchises of the Company, or sales by the Company, other than any of such charges which are currently payable without penalty or interest, have been paid or accrued on the books of the Company. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Sellers do not know of any actual or proposed tax assessment or adjustment with respect to any item which has to do with the Company for any fiscal period. The Company has not waived or extended any applicable statute of limitations relating to the assessment of state or other taxes. No examination of the state or other tax returns, forms or information of the Company is currently in progress or, to the best knowledge or Sellers, threatened.

     2.22  Compliance with Laws.  The Company is not in violation of any
           --------------------
applicable judgment, order, injunction, award or decree. The Company is not in violation of any Governmental Regulations, the violation of which would materially and adversely affect the assets, properties, business, operations or condition (financial or otherwise) or, in the reasonable business judgment of Sellers, the prospects of the Company. The Company (including each of its professional employees) has all permits, licenses, orders or approvals of any federal, state or local governmental or regulatory body (collectively, "Permits") that are
                                                         -------
material to or necessary in the conduct of the business of the Company. All such Permits are in full force and effect, no violations are or have been received by, or are known to, the Company or Sellers in respect of any such Permit, and no proceeding is pending or threatened to revoke or limit any such Permit.

     2.23  Actions and Proceedings.  There are no suits, actions, claims or
           -----------------------
legal, administrative or arbitration proceedings or investigations (collectively, "Actions") (whether or not the defense thereof or liabilities in
                -------
respect thereof are covered by policies of insurance) pending or, to the best knowledge of Sellers, threatened against, involving or affecting the Company, or, to the best knowledge of Sellers, any employee of the Company, or any of the Company's properties or assets, which, individually or in the aggregate, might have a material adverse effect on the transactions contemplated hereby or upon the assets, properties, business, operations or condition (financial or otherwise) or, in the reasonable business judgment of Sellers, the prospects of the Company, and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, governmental agency, regulatory body or arbitration tribunal against, or, to the best knowledge of Sellers, involving or materially affecting the Company (exclusive of any statute or regulation of general applicability).

     2.24  Banks.  Schedule 2.24 sets forth (a) the name of each bank, trust
           -----   -------------
company and stock or other broker which has maintained an account, credit line or safe deposit box or vault for the Company, or otherwise maintains relations with the Company, (b) the names of all persons authorized to draw on any such account or credit line or to have access to any such safe deposit box or vault and (c) the purpose of each such account, credit line, safe deposit box or vault.

     2.25  Powers of Attorney.  Schedule 2.25 sets forth the names of all
           ------------------   -------------
persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the

Company in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

     2.26  Customers.
           ---------

     (a) Largest Customers.  Schedule 2.26 sets forth (i) the Company's five
         -----------------   -------------
largest customers (in dollar volume) during the most recent fiscal year and for the six month period ending on the Current Balance Sheet Date and (ii) each provider and each other customer, if any, of material importance to the business of the Company.

     (b) Continuing Relationships.  Sellers have no knowledge that (other than
         ------------------------
upon contract completion) any such provider or customer intends to cancel or otherwise modify its relationship with the Company or to decrease materially or limit its services, supplies or materials provided to the Company or its usage or purchase of the services or products of the Company. The acquisition of the Shares by Purchaser will not, to the best knowledge of Sellers, adversely affect the relationship of the Company with any such provider or customer.

     2.27  Full Disclosure.  The representations and warranties made by the
           ---------------
Company and the Sellers in this Agreement and any statements made by them in any Exhibit or Schedule to this Agreement do not, in light of the circumstances under which they are made, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not false or misleading. There is no fact known to any Seller pertaining to the Shares or to the business of the Company which such Seller has not disclosed to Purchaser in writing which materially adversely affects or, insofar as any Seller can foresee, will materially adversely affect the assets, properties, business, operations, conditions (financial or otherwise) or, in the reasonable business judgment of Sellers, the prospects of the Company, or the ability of any Seller to perform his or her obligations under this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER
     -------------------------------------------

     Purchaser represents and warrants to Sellers that:

     3.1  Organization.  Purchaser is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

     3.2  Authority.  The execution, delivery and performance of this Agreement
          ---------
has been duly and validly authorized and approved by the Board of Directors of Purchaser, and no further corporate action is required to authorize the execution, delivery or performance of this Agreement by Purchaser. Purchaser has the right, power and authority to enter into and perform the obligations to be performed by it under this Agreement and to consummate the transactions contemplated of it hereby.

     3.3  Binding Obligation.  This Agreement has been duly executed by and on
          ------------------
behalf of Purchaser and constitutes a valid and legally binding obligation of Purchaser.

     3.4  No Conflicts.  The execution, delivery and performance of this
          ------------
Agreement by Purchaser does not and will not:

     (a) violate, conflict with or result in a breach of, or constitute a default under, any of the terms, conditions or provisions of

          (i) the Articles of Organization or Bylaws of Purchaser, or

          (ii) any statute, law or regulation of any jurisdiction as such law or jurisdiction relates to Purchaser, or any judgment, order, injunction, decree or award of any court or arbitrator, administrative agency or governmental or regulatory body against or binding upon Purchaser; or

     (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute) a default (by way of substitution, novation or otherwise) under the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation, whether written or oral which, individually or in the aggregate, would materially adversely affect the Purchaser or any of its assets or properties.

     3.5  Litigation and Other Proceedings.  There are no Actions pending before
          --------------------------------
any court or governmental authority or, to the best knowledge of Purchaser, threatened, which question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser in connection with the transactions contemplated hereby or which, individually or in the aggregate, might have a material adverse effect upon the assets, properties, business, operations or condition (financial or otherwise) of the Purchaser or, in the reasonable business judgment of Purchaser, the prospects of the Purchaser.

     3.6  No Consent.  No consent of any other party and no consent, license,
          ----------
approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

     3.7  Financial Statements.  Purchaser has delivered to Seller true copies,
          --------------------
certified by Price Waterhouse, the Purchaser's independent certified public accountants, of the Company's Balance Sheets and related Statements of Income, Retained Earnings and Cash Flows of the Purchaser for the two fiscal years ended May 31, 1993 and 1994 (the "Audited Financial Statements"), and the comparable financial data, certified by the Purchaser's Chief Financial Officer, for the three months ended August 31, 1994 (the "Unaudited Financial Statements"), all of which Audited Financial Statements and Unaudited Financial Statements are incorporated herein as Schedule 3.7 (collectively, the "Financial Statements").
                       ------------                     --------- ----------
The Audited Financial Statements are audited and prepared in conformity with generally accepted accounting principles consistently applied, and in accordance with past and current practices of the Purchaser, so as to fairly and accurately present the financial condition and results of operations of the Purchaser. The Unaudited Financial Statements, while unaudited, are prepared in accordance with past and current practices of the Purchaser so as to fairly and accurately present for the period indicated the financial condition and results of operations of the Purchaser.

     3.8  No Material Adverse Change. Since August 31, 1994, there has been no
          --------------------------
material adverse change in the assets, properties, business, operations, condition (financial or otherwise) or, in the reasonable business judgment of Purchaser, prospects of the Purchaser or in its relationships with providers or customers, whether or not covered by insurance. The Purchaser does not know of any such change that is threatened. Since August 31, 1994, (i) the Purchaser has been operated only in the ordinary and usual course of business, (ii) the properties of the Purchaser have been maintained in good repair, working order and condition, and (iii) the Purchaser has not issued or sold any shares of its capital stock or paid any dividend or other distribution on any of its shares of capital stock.

     3.9  Full Disclosure.  The representations and warranties made by the
          ---------------
Purchaser in this Agreement and any statements made by it in any Exhibit or Schedule to this Agreement do not, in light of the circumstances under which they are made, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not false or misleading. There is no fact known to Purchaser pertaining to the business of the Purchaser which Purchaser has not disclosed to Sellers in writing which materially adversely affects or, insofar as any Purchaser can foresee, will materially adversely affect the assets, properties, business, operations, conditions (financial or otherwise) or, in the reasonable business judgment of Purchaser, its prospects, or the ability of the Purchaser to perform its obligations under this Agreement.

4.   CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE.
     ------------------------------------------------

     The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Section 4. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a
                              --------- -------
condition shall constitute a waiver by Purchaser of any of its rights or remedies, at law or in equity, if any Seller shall be in default of any of his or her respective representations, warranties or covenants under this Agreement.

    4.1  Documents, Representations and Warranties at Closing.  All
         ----------------------------------------------------
representations and warranties by Sellers in this Agreement or in any Schedule or Exhibit to this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date.

    4.2  Compliance of Sellers.  Sellers shall have, or shall have caused the
         ---------------------
Company to have, performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them or it on or before the Closing Date.

     4.3  No Adverse Changes.  During the period from the Current Balance Sheet
          ------------------
Date to the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of the Company, and the Company shall not have sustained any material loss or damage to its assets, whether or not insured, that affects its ability to conduct a material part of its business.

    4.4   Sellers' Closing Certificates.  Purchaser shall have received a
          -----------------------------
certificate from each Seller, dated the Closing Date, certifying in such detail as Purchaser and its counsel may reasonably request, that the conditions specified in Sections 4.1, 4.2 and 4.3 have been fulfilled.

    4.5   Opinion of Counsel to Sellers and the Company.  Purchaser shall have
          ---------------------------------------------
received from Hoefle & Phoenix, P.A., counsel for Sellers and the Company, an opinion dated the Closing Date, in the form of Schedule 4.5.
                                               -------------

    4.6  No Litigation.  No Action pertaining to the Company or the
         -------------
transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

    4.7  Certificate of Authority. The execution and delivery of this Agreement
         -------------------------
by Sellers and the Company, and the performance of the covenants and obligations hereunder shall have been duly authorized by all necessary corporate action and by all of the Sellers, and Purchaser shall have received copies of all resolutions and consents pertaining to that authorization, certified by the Secretary of the Company.

    4.8  Assignments and Consents.  All necessary agreements, assignments and
         ------------------------
consents to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by the Company and delivered to Purchaser.

    4.9  Certificates of Good Standing.  Purchaser shall have received a
         -----------------------------
certificate of legal existence for the Company, as of a date not more than twenty (20) days before the Closing Date, from the Secretary of State of the State of New Hampshire.

    4.10 Resignations.  Sellers shall have caused all of the directors of the
         ------------
Company to resign and shall have appointed or elected in their stead the persons designated by Purchaser.

    4.11 Review of Company.  Purchaser and its agents, including its
         -----------------
independent accounts and legal counsel, shall have had sufficient opportunity to review and have access to financial records of the Company and the results of said review shall be satisfactory to Purchaser and such agents.

    4.12 Form of Documents.  The form and substance of all certificates,
         -----------------
instruments, opinions, schedules and other documents delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel.

    4.13 Employment Agreements; Non-Solicitation and Confidentiality
         -----------------------------------------------------------
Agreements.  The Company shall have entered into an Employment  Agreement  in
- ----------
substantially the form set forth in Schedule 4.13(a) and a Non-Solicitation and Confidentiality Agreement in substantially the form set forth in Schedule 4.13(b) with each of the Sellers.

5.   CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE.
     --------------------------------------------

     The obligations of Sellers to sell and transfer the Shares under this Agreement are subject to the satisfaction by Purchaser, at or before the Closing, of all the following conditions:

     5.1  Representations and Warranties at Closing.  All representations and
          -----------------------------------------
warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

     5.2  Compliance of Purchaser.  Purchaser shall have performed and complied
          -----------------------
with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

     5.3  Purchaser's Closing Certificate.  Sellers shall have received a
          -------------------------------
certificate, dated the Closing Date, signed by Purchaser's Clerk, certifying, in such detail as Sellers and their counsel may reasonably request, that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

     5.4  Employment Agreements; Non-Solicitation and Confidentiality
          ----------------------
Agreements.  Each of the Sellers  shall have been offered employment with the
- -----------
Company pursuant to the terms of the Employment Agreement and shall have entered into a Non-Solicitation and Confidentiality Agreement with the Company.

     5.5  Opinion of Counsel to Purchaser.  Seller shall have received from Hill
     ---
& Barlow, A Professional Corporation, counsel for Purchaser, an opinion dated the Closing Date, in the form of Schedule 5.5.
                                 ------------

     5.6  Certificate of Authority.  The execution and delivery of this
          ------------------------
Agreement by Purchaser, and the performance of the covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action and Sellers shall have received copies of all resolutions and consents pertaining to that authorization, certified by the Clerk of the Purchaser.

6.   THE CLOSING
     -----------

     6.1  The Closing Date and Place.  The transfer and delivery of the Shares
          --------------------------
by Sellers and the delivery of the consideration by Purchaser (the "Closing")
                                                                    -------
shall take place at the offices of Hill & Barlow, One International Place, Boston, Massachusetts 02110, at 10:00 a.m. on November 30, 1994, or at such other time and place as the parties may agree to in writing (the "Closing
                                                                  -------
Date").
- -----

     6.2  Actions and Deliveries by Sellers at the Closing.  At the Closing,
          ------------------------------------------------
Sellers shall deliver or cause to be delivered to Purchaser, against delivery of the certified checks and Promissory Notes specified in Section 1.2(a), the Shares.

     6.3  Actions and Deliveries by Purchaser at the Closing.  At the Closing,
          --------------------------------------------------
Purchaser shall deliver or cause to be delivered to Sellers, against delivery of the Shares, the certified checks and Promissory Notes specified in Section 1.2(a).

7.   FURTHER ASSURANCES.
     ------------------

          7.1  Sellers' Further Assurances.  Each Seller, at any time after the
               ---------------------------
Closing Date, shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer requested by Purchaser and will take any other action consistent with the terms of this Agreement that may be requested by Purchaser for the purpose of selling, transferring, assigning, granting, conveying, delivering or confirming to Purchaser as of the Closing Date any or all of the Shares. If requested by Purchaser, each Seller, at Purchaser's cost, further agrees to prosecute or otherwise enforce in his or her own name for the benefit of Purchaser any claims, rights or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name.

     7.2  Purchasers' Further Assurances.  Purchaser, at any time after the
          ------------------------------
Closing Date, shall execute, acknowledge and deliver any further assurances, documents and instruments of transfer reasonably requested by Sellers and will take any other action consistent with the terms of this Agreement that may be reasonably requested by Sellers for the purpose of concluding the transactions contemplated by this Agreement.

8.   INDEMNIFICATION.
     ---------------

     8.1  Indemnification by Sellers.  Subject to the provisions of Section 8.3,
          --------------------------
each Seller hereby agrees to indemnify and hold harmless Purchaser, its officers, directors, partners, employees, agents and counsel, from and against any and all damages or deficiencies resulting from (a) any misrepresentation, breach of warranty or non-fulfillment of any covenant, indemnity, undertaking or agreement on the part of Sellers contained in this Agreement, (b) any third party (including employees and former employees) claims arising out of events, facts or circumstances in existence on or prior to the Closing Date with respect to the operations of the Company, (c) any federal, state or local taxes assessed against the Company for any period or partial period ending on or before the Closing Date, and any interest, penalties or additions to taxes attributable to the failure to timely pay any tax liability of Sellers and (d) any and all actions, suits, proceedings, demands, assessments or judgments, costs or expenses (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or to the defense of any claim) relating to any of the foregoing. Purchaser shall notify the Sellers in writing when an event giving rise to indemnity under this Section
8.1 has occurred, specifying the circumstances of the asserted right to indemnification hereunder.

     8.2  Indemnification by Purchaser.  Purchaser hereby agrees to indemnify
          ----------------------------
and hold harmless each Seller from and against any and all damages or deficiencies resulting from (a) any misrepresentation, breach of warranty or non-fulfillment of any covenant, indemnity, undertaking or agreement on the part of Purchaser contained in this Agreement, (b) any liability arising from, under or with respect to the operation of the Company by the Purchaser after the Closing Date, and (c) any and all actions, suits, proceedings, demands, assessments or judgments, costs or expenses (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or to the defense of any claim) related to any of the foregoing. Sellers shall notify the Purchaser in writing when an event giving rise to indemnity under this Section 8.2 has occurred, specifying the circumstances of the asserted right to indemnification hereunder.

     8.3  Defenses of Claim.  If any party entitled to indemnification pursuant
          -----------------
to Section 8.1 or 8.2 (an "Indemnified Party") asserts that any other party is
                           -----------------
obligated to indemnify it pursuant to either of such Sections (an "Indemnifying
                                                                   ------------
Party"), or in the event that any Action is begun, made or instituted as a
- -----
result of which such Indemnifying Party may become obligated to such Indemnified Party under either such Section, such Indemnified Party shall give prompt written notice thereof to such Indemnifying Party; provided, however, that the
                                                   --------  -------
omission so to notify such Indemnifying Party shall not relieve it from any liability which it may have to such Indemnified Party otherwise than under such Section and shall not relieve the Indemnifying Party from liability under such Section unless such Indemnifying Party is prejudiced by such omission.

     In case any Action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, such Indemnifying Party shall have the right to participate in, and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of, such Action, with counsel reasonably satisfactory to such Indemnified Party. After notice from such Indemnifying Party to such Indemnified Party of its election so to assume the defense of such Action, such Indemnifying Party shall not be liable to such Indemnified Party pursuant to the provisions of Sections 8.1 or 8.2 hereof for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall be liable to any Indemnified Party for any settlement of any Action made without the consent of such Indemnifying Party; and no Indemnifying Party may unreasonably withhold its consent to any such settlement. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such action.

     Notwithstanding the right of such Indemnifying Party to assume the defense of any action to which such Indemnified Party may become a party or a target, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action, and such Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (a) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or to other indemnified parties which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party); (c) in the exercise of the Indemnified Party's reasonable judgment, the Indemnifying Party shall not have employed satisfactory counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Action; (d) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party; or (e) the Indemnifying Party shall not have assumed the defense of such Action. The Indemnified Party shall not settle any such Action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. All actions on behalf of the Sellers under this Section 8.3 shall be taken by, and all notices to the Sellers under this Section 8.3 shall be provided to David Jackson, as the representative of the Sellers, and Purchaser shall be entitled to rely on Mr. Jackson as acting and speaking for all of the Sellers.

     8.4  Claim and Limitations.
          ---------------------

          Notwithstanding anything herein to the contrary, neither party shall not be liable to the other party hereto for any amounts under this Section 8 in excess of the total consideration to be paid for the Shares as determined in
Section 1.2 hereof.

     8.5  Withhold and Offset.
          -------------------

          (a) In the event that Purchaser wishes to withhold payment of any amounts to be delivered by Purchaser to Sellers as Performance Contingent Consideration (to the extent of the amount so claimed by Purchaser and interest thereon at the so-called "prime rate" of interest announced in the Wall Street
                                                                   -----------
Journal as of the date the Purchaser makes such withholding request) to secure a particular indemnification claim pursuant to this Section 8 until such claim shall have been finally adjudicated, it shall provide Sellers with a certificate signed by the president stating that (i) it has paid or properly accrued, or the board of directors of Purchaser in good faith reasonably believes that it will have to pay or accrue, damages, losses, expenses or liabilities in an aggregate stated amount for which Purchaser is entitled to reimbursement under this
Section 8 (a "Loss") and specify in reasonable detail the individual items of damages, loss, expense or liability included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or claim to which such item is related and (ii) it has reviewed the insurance policies of the Company covering pre-Closing occurrences and has made a good faith determination that the Loss is not covered by such insurance.

          If Sellers agree in writing with such withholding, then Purchaser shall be entitled to withhold an amount equal to the Loss until such claim shall have been finally adjudicated. If Sellers do not agree with such withholding, they shall provide Purchaser, within ten (10) days after receipt of Purchaser's certificate, with their own certificate signed by at least two Sellers specifically indicating the portions of Purchaser's certificate to which they object. If the parties are thereafter unable to agree as to an amount to be withheld within a twenty (20) day period, they shall, within the next ten (10) days after such period, each appoint an arbitrator who shall in turn appoint a third mutually agreeable arbitrator to make a determination as to whether any amount may be withheld to secure the Loss. Each arbitrator shall be a consultant or other person reasonably familiar with the Company's line of business which has not been involved in the rendering of any services to Sellers or the Purchaser within the one-year period prior to the date of its appointment to resolve the dispute. The arbitrators shall make a decision within a twenty
(20) day period (a) to permit Purchaser to withhold all or any portion of such amount; (b) to reject Purchaser's request to withhold all or any portion of such amount or (c) to place all or any portion of the amount in controversy in an escrow account with one of the arbitrators or a third party unaffiliated with Purchaser or Sellers pending the final adjudication of the item giving rise to the Loss.

          (b) Notwithstanding any determination under Section 8.5(a) above, if any adjudication shall be in favor of Purchaser, then Purchaser shall have the right to offset against such Performance Contingent Consideration the amount to which Purchaser is entitled under Section 8. If Sellers have not initiated an action in a court of competent jurisdiction seeking such an adjudication within one year next following the date of receipt of Purchaser's certificate described in Section 8.5(a) above, then any such claim shall thereafter be deemed adjudicated in favor of Purchaser and a permitted offset for all purposes under this Section 8. If such adjudication is in favor of Seller and either

Purchaser has withheld all or any portion of the Loss or such amounts have been held in escrow, then such amounts and accrued interest shall be paid to Sellers promptly in accordance with the provisions of Section 1.2 of this Agreement. Notwithstanding anything in this Section 8.5 to the contrary, in the event that a Seller or Sellers shall be in default of its obligations under Section 10 of this Agreement, the Purchaser shall in no event be entitled to offset against the Performance Contingent Consideration of the non-defaulting Seller or Sellers.

     8.6  Remedies.  The indemnification rights provided in Section 10 shall be
          --------
in addition to, and shall not restrict or repair in any respect, any other rights or remedies of any party hereto at law, equity or otherwise. Each of Sellers hereby agrees that he or it will not make any claim for indemnification against the Company by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against such Seller pursuant to this Agreement.

9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     ------------------------------------------

     The representations and warranties contained herein and in any Schedules or Exhibits hereto and the covenants and agreements to be performed or complied with by the respective parties before the Closing Date shall be deemed to be continuing and shall survive the Closing for a period of five (5) years from the Closing. All covenants contained in this Agreement to be performed, in whole or in part, after the Closing shall survive the Closing.

10.  NON-SOLICITATION
     ----------------

     10.1  Non-Solicitation.  Each Seller covenants that for a period of the
           ----------------
longer of five years following the Closing Date or one year after termination of such Seller's employment with the Purchaser, Seller shall not, directly or indirectly:

          (i) Provide or offer or attempt to provide, whether as an officer, director, employee, partner, independent contractor or otherwise, consulting services to any person or entity who as of the date of the termination or expiration of the Seller's employment with the Purchaser or the Company was or had been a client (which means Past, Present, and Potential Client, as defined below, of Purchaser or the Company);

          (ii) Interfere with the Purchaser's or the Company's relations with any person or entity who as of the date of the termination or expiration of the Seller's employment with the Purchaser or Company was a Client (which means Past, Present and Potential Client as defined below of Purchaser of the Company); or

          (iii) Induce or attempt to induce, directly or indirectly, any employee of the Purchaser or Company to terminate his or her employment, or hire or attempt to hire, directly or indirectly, any such person.

     The term "Past Client" shall mean at any particular time any person or entity who at any point prior to such time has been but at such time is not a customer or client of Purchaser or the Company. The term "Present Client" shall mean at any particular time any person or entity who is at such time a customer or client of the Purchaser or the Company. The term "Potential Client" shall mean at any particular time any person or entity to whom the Purchaser or the Company, through any of their officers or employees, has within five years prior to such time offered (by means of a personal meeting, telephone call, or a letter or a written proposal specifically directed to the particular person or entity) to serve as a consultant but who is not at such time a customer or client of the Purchaser or the Company. The preceding sentence is meant to exclude form letters and blanket mailings. The term "entity" when used in this paragraph shall mean a particular division or department of a corporation (so that, by way of example, the fact that the accounting department of Digital Equipment Corporation is a "Present Client" would not prevent a Seller from soliciting business from the European operations division of Digital Equipment Corporation). At the end of the term of this Section 10, the Purchaser and the Sellers shall jointly establish a list of persons and entities who are Past, Present or Potential Clients.

     10.2  Confidentiality.  Except in performance of services for the Purchaser
           ---------------
or the Company, none of the Sellers shall, either during the period of his or her employment with the Purchaser or the Company or thereafter, use for his or her own benefit or disclose to or use for the benefit of any person outside the Purchaser or the Company any information not already lawfully available to the public concerning any Intellectual Property (as defined below), including client lists, whether such Seller has such information in his or her memory or embodied in writing or other tangible form. All such Intellectual Property and such information concerning Intellectual Property, and any other written materials relating to the business of the Purchaser or the Company shall be the sole property of the Purchaser. Upon the termination of a Seller's employment by the Purchaser in any manner or for any reason, the Seller shall promptly surrender to the Purchaser all originals and copies of any Intellectual Property, and he or she shall not thereafter use any Intellectual Property. For purposes hereof, the term Intellectual Property shall mean all research, information, client lists, and all other technical and research data made, conceived, developed and/or acquired by a Seller solely or jointly with others during the period of employment by the Purchaser or the Company, which related to consulting advice as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered, but excluding such individual's ideas and thought processes which are not embodied in written or machine readable form.

     10.3   Remedies.  Sellers acknowledge that the restrictions contained in
            --------
this Section 12 are reasonable and necessary for Purchaser's protection and the realization of Purchaser's benefit of its bargain under this Agreement and that a violation of this Section 12 will cause damage which may be irreparable or impossible to ascertain and, accordingly, that Purchaser shall be entitled from a court of competent jurisdiction to specifically enforce these restrictions or restrain a violation of this Section 12. Sellers hereby waive any requirement of law for the posting of a bond or bonds by Purchaser in the event that Purchaser seeks by means of an action at law or in equity to restrain or enjoin a violation of this Section 12. Purchaser's right to such relief shall be in addition to any other rights Purchaser may have pursuant to this Agreement or to the Employment,

Confidentiality and Non-Competition Agreement described in Section 6.14 or otherwise, whether at law or in equity. However, Purchaser may seek damages under this Section 12 only from a Seller or those Sellers who violate the covenants set forth in this Section 12, and the breach of any such covenant by one Seller shall not give rise to any remedy for such breach, for damages or otherwise, against any other non-breaching Seller.

11.  COSTS AND BROKER'S FEES
     -----------------------

     11.1   Costs Borne by Parties.  Each party shall pay all costs and expenses
            ----------------------
incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     11.2   Broker's Fees Liabilities.  Purchaser, on the one hand, and Sellers,
            -------------------------
on the other, represent and warrant to the others, that it or any of them, as the case may be, did not deal directly or indirectly with or through any broker or finder in connection with the transactions contemplated by this Agreement. Each party shall indemnify and hold the other parties harmless from and against any claim against such party by any broker or finder for any fee or payment arising out of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

12.  FORM OF AGREEMENT
     -----------------

     12.1   Headings.  The subject headings of the Sections and subsections of
            --------
this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     12.2   Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     12.3   Counterparts.  This Agreement may be executed simultaneously, in one
            ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.4   Severability; Reformation.  In case any one or more of the
            -------------------------
provisions (or parts of a provision) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or part of a provision) of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision (or part of a provision) had never been contained herein, and such provision (or part) reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provisions (or part of a provision) contained in Section 12 shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

13.  PARTIES
     -------

     13.1.  Other Parties.  Nothing in this Agreement, whether express or
            -------------
implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

     13.2   Assignment.  This Agreement and all of the provisions hereof shall
            ----------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto; provided, however, that Purchaser shall be permitted to make such assignment to
- --------  -------
any person or entity which has acquired all or substantially all of the assets or capital stock of Purchaser.

 14. TERMINATION.
     -----------

     In the event that (a) the Closing Date shall not have occurred on or prior to December 31, 1994, or (b) a condition set forth in Section 4 or 5 hereto has not been satisfied in accordance with its terms, then, in the case of clause (a) of this sentence, at the option of the Sellers or Purchasers, or in the case of clause (b), at the option of the party for whose benefit the condition was set forth herein, this Agreement shall terminate upon the giving or written notice of such termination by the party exercising such option to the other party, in which event neither the Sellers nor Purchaser shall have any further rights or obligations hereunder, except for (i) any claim for damages arising by virtue of the intentional failure or refusal of a party to perform its respective obligations hereunder or to take any other action within such party's control provided for herein necessary to consummate the transactions contemplated hereby or (ii) any claim based on Sections 13.2 or 20 of this Agreement.

15.  JOINT AND SEVERAL OBLIGATIONS
     -----------------------------

     Except as otherwise stated in this Agreement, any reference herein to an obligation, covenant, representation or warranty of Sellers shall indicate a joint and several obligation of each of Sellers individually.

16.  NOTICES
     -------

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given or if telefaxed to such person with confirming receipt, or on the third day after mailing, if mailed to the party to whom notice is to be given, by registered or certified first class mail, postage prepaid, and properly addressed as follows:

To Purchaser:                 The Registry, Inc.
                              189 Wells Avenue
                              Newton, Massachusetts 02159
                              Attention:  President

With a Copy to:               Hill & Barlow
                              One International Place
                              Boston, MA 02110
                              Attention:  Andrea M. Teichman, Esq.

To Sellers:                   At their respective addresses set forth in
                              Schedule 1.1.

With a Copy to:               Hoefle & Phoenix, P.C.
                              95 Court Street, P.O. Box 4040
                              Portsmouth, N.H. 03802-4040
                              Attention: Daniel Hoefle, Esq.


Any party may change its address for purposes of this Section 16 by giving the other parties notice of the new address in the manner set forth above: provided,
                                                                       --------
however, any notice of change of address shall not be in effect until received.

17.  PUBLICITY
     ---------

     No public announcement related to this Agreement or the transactions contemplated hereby, nor any other announcement or disclosure to any employee, customer or supplier of Company or to any other third party will be made by Purchaser, Company or Sellers without the prior approval of the other parties to this Agreement (which approval shall not be unreasonably withheld or delayed), except as shall be required by applicable law or governmental regulations, in which case the party making the announcement shall afford the other parties as much advance notice as is practicable under the circumstances.

18.  CONFIDENTIALITY AND NONDISCLOSURE.
     ---------------------------------

     All confidential information which shall have been furnished or disclosed by Sellers and the Company, on the one hand, or the Purchaser, on the other hand, to the other party pursuant to this Agreement shall be held in confidence pursuant to the Confidential Disclosure Agreement between Sellers and the Purchaser dated October 7, 1994 attached hereto as Schedule 18, and shall not be
                                                   -----------
disclosed to any person other than their respective employees, directors, legal counsel, accountants or financial advisors with a need to have access to such information.

19.  USE OF NAME "AXIOM CONSULTING GROUP, INC."
     ------------------------------------------

     Sellers and the Company acknowledge and agree that through the Share purchase hereunder, Purchaser is acquiring an exclusive use of the name "Axiom Consulting Group, Inc." for which the Sellers have received full and adequate consideration, and that the Sellers will not use such name or any similar name subsequent to the Closing except in connection with activities performed for the Company or the Purchaser.

20.  GOVERNING LAW
     -------------

     This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts, without giving effect to rules governing choice of law. The parties hereto hereby consent to the jurisdiction of any state or federal court located within Suffolk County, Massachusetts, waive personal service of process, and assent that service of process may be made by registered mail to the parties' respective addresses as provided in
Section 16 above, and shall be effective in the same manner as notices are effective under such Section 16.

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     PURCHASER:                     THE REGISTRY, INC.

                                    BY:  /s/ George A. Conway
                                         --------------------
                                         Its President/CEO


     SELLERS:                            /s/ David E. Jackson
                                         /s/ Michelle Holzweiss by POA
                                         -------------------------
                                         David Jackson


                                         /s/ Robert J. Schindelar
                                         -------------------------
                                         Robert Schindelar


                                         /s/ Michelle Holzweiss
                                         -------------------------
                                         Michelle Holzweiss


                                         /s/ Mitchell L. Northcutt
                                         -------------------------
                                         Mitchell L. Northcutt


     COMPANY:                            AXIOM CONSULTING GROUP, INC.



                                    BY:  /s/ Robert J. Schindelar, Treasurer
                                         -----------------------------------

                                                                    Schedule 1.1
                                                                    ------------

                                LIST OF SELLERS
                                ---------------



               Name and Address               No of Shares to Be Sold
               ----------------               -----------------------


          David Jackson                            39
          102 High Street
          Stratham, NH 02885


          Robert Schindelar                        38
          8 Oakland Road
          Sharon, MA 02067

          Michelle Holzweiss                       14
          26 Cass Street
          Portsmouth, NH 03801


          Mitchell L. Northcutt                     9
          ---------------------
          441 East Erie Street, Suite 4712
          Chicago, IL 60611

                                                                 Schedule 1.2(a)
                                                                 ---------------


                                 CONSIDERATION
                                 -------------

                                                 Principal Amount of
                           Cash Payment           Promissory Notes
   Name and Address       Due at Closing*         Issued at Closing
   ----------------       ---------------        -------------------
David Jackson                 97.500.00                292,500.00
102 High Street
Stratham, NH 02885

Robert Schindelar             95,000.00                285,000.00
8 Oakland Road
Sharon, MA 02067

Michelle Holzweiss            35,000.00                105,000.00
26 Cass Street
Portsmouth, NH 03801

Mitchell L. Northcutt         22,500.00                 67,500.00
441 East Erie Street,
Suite 4712
Chicago, IL 60611

TOTAL                       $250,000.00               $750,000.00**

* All sellers other than Mitchell L. Northcutt shall be paid the Cash Payment on the first business day in January, 1995.

** The Purchaser will issue one Promissory Note to each Seller. Principal and interest on each Promissory Note shall be due and payable in six equal installments on the following dates: (i) 18 months from the Closing; (ii) 24 months from the Closing; (iii) 30 months from the Closing; (iv) 36 months from the Closing; (v) 42 months from the Closing; and (vi) 48 months from the Closing.

                                                              Schedule 1.2(a)(i)

                  SUBORDINATED, NON-NEGOTIABLE PROMISSORY NOTE
                  --------------------------------------------

     November, 1994                                  $______________

          FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, The Registry, Inc., a Massachusetts corporation ("Purchaser"), promises to pay, by means of a check in U.S. dollars drawn on an account of Purchaser, to _____________________ ("Seller"), at Axiom Consulting Group, Inc, 157 Portsmouth Avenue, Stratham, NH 03885-2232, or at such other place as Seller may direct, the principal sum of ____________ dollars ($_______), together with interest thereon from the date hereof at the rate of interest per annum equal to the prime rate announced in the Wall Street Journal for the date of this Promissory Note,
                      -------------------
     which interest rate shall be recalculated on each anniversary of this Promissory Note as the prime rate announced in the Wall Street Journal for
                                                        -------------------
     each such anniversary date and which new interest rate shall be the interest rate under this Promissory Note for the year commencing on such anniversary date. Interest shall be computed on the basis of a 365-day per year, pursuant to the terms and conditions set forth herein. This
                                                                  ----
     Promissory Note is non-negotiable.
     ---------------------------------

          This Promissory Note is one of several promissory notes issued pursuant to the terms of a Stock Purchase Agreement dated as of November 30, 1994 by and among the Purchaser, the holder of this Promissory Note and certain other parties (the "Agreement"). Capitalized terms not defined herein shall have the meanings given such terms in the Agreement.

     1.   Principal and Interest.
          ----------------------

          Subject to the provisions of Section 2 hereof, this Promissory Note shall become due and payable, together with interest on the principal then due, in six equal installments as specified in Attachment A hereto. Any
                                                    -----------
     payments otherwise due on any day which is not a business day shall be due and payable on the next day which is a business day.

     2.   Subordination.
          -------------

          This Promissory Note is subordinated to all Senior Indebtedness as defined in the accompanying Subordination Provisions attached hereto and made a part hereof.

     3.   Default.
          -------

          Any of the following shall constitute an "Event of Default" under this Promissory Note: (i) if any payment, or any portion of any payment, of principal or interest is not paid when due as set forth herein and such failure continues for ten (10) days after the same is due, (ii) insolvency of Purchaser or the commission by Purchaser of any act of insolvency, (iii) the making by Purchaser of a general assignment for the benefit of creditors, (iv) the filing by Purchaser of any petition or the commencement of any proceeding by Purchaser for any relief under any bankruptcy or insolvency laws, or (v) the filing against Purchaser of any petition or the commencement of any proceeding against Purchaser for any relief under any bankruptcy or insolvency laws, which proceeding is not dismissed within sixty (60) days. On the occurrence of an Event of Default, (a) the entire balance of the principal amount of this Promissory Note, together with interest thereon, shall be immediately due and payable, without further notice or demand and (b) the Seller shall no longer be bound by its non-solicitation obligations and non-compete obligations set forth in Section
     10.1 of the Agreement and Section 3 and 4 of the Non-Solicitation Agreement entered into by Seller, Purchaser and Axiom Consulting Group, Inc. on the date hereof.

     4.   Modification or Waiver.
          ----------------------

          (a) No delay or failure on the part of Seller in the exercise of any right or remedy shall operate as a waiver thereof. No indulgence or extension granted by Seller shall operate as an indulgence or extension of any other payment or obligation placed upon Purchaser hereunder. No single or partial exercise by Seller of any right or remedy herein shall preclude other or further exercise of any other right or remedy contained herein or permitted at law or in equity.

          (b) Except as provided above, Purchaser hereby waives presentment, demand for payment, notice of dishonor, protest and any and all other notices or demands whatsoever in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note.

     5.   Prepayment.
          ----------

          Subject to Section 5 of the Subordination Provisions, this Promissory Note may be prepaid at any time without penalty or premium.

     6.   Severability.
          ------------

          If any terms or provisions of this Promissory Note shall be held to be invalid, illegal or unenforceable, the validity of the other terms and provisions hereof shall in no way be affected thereby.

     7.   Costs of Collection.
          ---------

          Purchaser agrees to pay costs of collection, including reasonable fees of attorneys, incurred by Seller in enforcing any of its rights or remedies hereunder.

     8.   Governing Law.
          -------------
          This Promissory Note shall be governed by and construed in accordance with the laws of the State of New Hampshire, without giving effect to the rules relating to conflicts of law.

          IN WITNESS WHEREOF, Purchaser has caused this Promissory Note to be duly executed as of the day and year first above written.

                                    THE REGISTRY, INC.


                                    By: __________________________
                                        Title:  President

                            SUBORDINATION PROVISIONS
                            ------------------------

     1.   Note To Be Subordinated To Senior Indebtedness.  Anything in this Note
          ----------------------------------------------
     to the contrary notwithstanding, The Registry, Inc. (the "Company") covenants and agrees, and the holder of this Note by acceptance of this Note (whether upon original issue or upon transfer or exchange) covenants and agrees, expressly for the benefit of the present and future holders of Senior Indebtedness, that payment of principal and interest on this Note shall be subordinated and subject in right of payment to the prior payment in full of Senior Indebtedness; provided, however, that principal and interest may be paid from time to time upon this Note in accordance with the provisions of Section 5 below.

     2.   No Payment In Event of Certain Defaults.  In the event (i) that the
          ---------------------------------------
     Company shall be in default in respect of the payment of principal, premium or interest on any Senior Indebtedness, or (ii) that any event shall have occurred and be subsisting or any condition shall exist which entitles, or which after notice or lapse of time or both would entitle, the holder of any Senior Indebtedness to declare the same to be due and payable prior to its express maturity date but, with respect to events or conditions requiring the giving of notice by such holders, only if such notice shall have been given, or (iii) that pursuant to any provision of this Note, it shall have been declared or become due and payable prior to its expressed maturity date, then, upon the occurrence of any such event or events, all principal, premium, if any, and interest due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof effectively provided for, before the holder of this Note shall be entitled to receive any payment on account of principal, premium or interest on this Note. The holder of this Note by agreement hereof agrees to give written notice to the holder of the Senior Indebtedness promptly upon the occurrence or existence of any event or condition described in the preceding clause (iii) of this Section 2.

     3.   Bankruptcy, Etc., of Company.  Upon any payment or distribution of
          ----------------------------
     assets of the Company in connection with any bankruptcy, insolvency, arrangement, reorganization, receivership or other similar proceedings initiated by or against the Company or in connection with any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, all principal, premium, if any, and interest due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof effectively provided for, before the holder of this Note shall be entitled to receive or retain any assets so paid or distributed in respect of principal, premium or interest on this Note; and, in connection with any such proceedings or any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company to which the holder of this Note would be entitled, except for the terms of these Subordinated Provisions, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distributions, or by the holder of this Note if received by it, to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or to their representatives to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the account of the holders of Senior Indebtedness or their representatives, before any payment or distribution is made to the holder of this Note.

     4.   Subrogation To Rights Of Holders Of Senior Indebtedness.  Subject to
          -------------------------------------------------------
     the payment in full of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to Senior Indebtedness until the principal of and interest on this Note shall be paid in full, and no payment or distribution to or for the account of the holders of Senior Indebtedness which the holder of this Note would be entitled to receive or retain except for the terms of these Subordination Provisions shall, for the purposes of the subrogation provided for hereby, as between the Company, its creditors (other than the holders of Senior Indebtedness), and the holder of this Note, be deemed to be a payment by the Company on account of Senior Indebtedness, it being understood that the terms of these Subordination Provisions are and are intended to be solely for the purpose of defining the relative rights of the holder of this Note and the holders of Senior

     Indebtedness and that nothing contained in these Subordination Provisions or elsewhere in this Notice is intended to or shall impair, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay to the holder of this Note the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of this Note and the creditors of the Company (other than the holders of Senior Indebtedness); nor shall anything herein prevent the holder of this Note from exercising all rights and remedies under this Note or otherwise permitted by applicable law in respect of this Note, subject to the rights under these Subordination Provisions of the holder of Senior Indebtedness to receive prior payment in full of such Senior Indebtedness.

     5.   Company To Make Payments Of Principal And Interest Except As Provided.
          ---------------------------------------------------------------------
     Except as provided in Sections 2 and 3, the Company shall make payments of principal of and interest of this Note in accordance with its tenor, provided, however, that this Note may not be prepaid in whole or in part without the prior written consent of the holders of all outstanding Senior Indebtedness. Upon any payment or distribution of assets of the Company referred to in Section 3, the holder of this Note shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon, and all other facts pertinent thereto or to these Subordination Provisions.

     6.   Rights of Holders Of Senior Indebtedness Not To Be Prejudiced Or
          ----------------------------------------------------------------
     Impaired.  No right of any present or future holder of, or trustee for, any
     --------
     Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the

     Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or with which any such holder may otherwise be charged.

     7.   Continuing Offer And Reliance.  The provisions in this Note to the
          -----------------------------
     effect that the payment of principal and interest thereon shall be subordinated and subject in right of payment to the prior payment in full of Senior Indebtedness shall be deemed to constitute an offer by the holder of this Note and by the Company to present and future holders of Senior Indebtedness to that effect made with the intention that such holders shall rely thereon, irrevocable so long as any principal or interest shall remain unpaid on this Note, the acceptance thereof and reliance thereon by such holder of Senior Indebtedness to be conclusively evidenced by the granting or extending of credit to the Company by any such holder whether with or without actual notice of the terms of this Note. The holder of this Note further agrees that all such holders of Senior Indebtedness may enforce directly against such holder of this Note all Subordination Provisions without the necessity of joining the Company as a party.

     8.   Senior Indebtedness.  "Senior Indebtedness" shall mean the principal
          -------------------
     of and interest of and other charges on (and other amounts payable in respect of and pursuant to the terms of) any and all present and future indebtedness of the Company for money borrowed from USTrust, a Massachusetts trust company having a principal place of business at 30/40 Court Street, Boston, Massachusetts 02108, whether under its secured line of credit and term loan arrangements or other financing arrangements with such bank, and arrangements with other banks, insurance companies or other institutional lenders whether outstanding on the date of this Note or hereafter created or incurred, and whether or not evidenced by a note or other instrument (as any of the same may be amended, modified, extended or otherwise rewritten from time to time), as well as capital lease obligations of the Company to Phoenixcor or other similar capital lease obligations but expressly excluding, without limitation, indebtedness to
                     -------------------
     trade creditors and to any affiliates or employees of the Company.

                  Agreement to File Schedules Supplementally

          Pursuant to Item 601(b) of Regulation S-K, The Registry, Inc. hereby agrees to furnish supplementally to the Securities and Exchange Commission (the "Commission") a copy of any of the following omitted schedules to the foregoing exhibit upon the Commission's request:

     1. The Registry Network Consulting Practice Business Plan dated November 1994 (Schedule 1.2(b));

     2.        Description of Liens on Shares (Schedule 2.6);

     3. Financial Statements of Axiom Consulting Group, Inc. ("Axiom") for the period December 6, 1991 through March 31, 1992 (Schedule 2.9);

     4. Leases, Subleases or other Agreements under which Axiom is a Lessee or Lessor of Real Estate (Schedule 2.14);

     5.        Trade Names and Intellectual Property of Axiom (Schedule 2.15);

     6. Description of Material Contracts and Other Agreements of Axiom (Schedule 2.16);

     7. Description of Employment Agreements by and between Axiom and its Directors and Officers (Schedule 2.17);

     8.        Description of Axiom's Employee Benefit Plans (Schedule 2.18);

     9.        Description of Axiom's Insurance Coverage (Schedule 2.19);

     10. Aged List of Accounts Payable of Axiom as of November 30, 1994 (Schedule 2.20);

     11.       Description of Axiom's Bank Accounts (Schedule 2.24);

     12.       Powers of Attorney of Axiom (Schedule 2.25);

     13.       List of Axiom's Material Customers and Providers (Schedule 2.26);

     14. Audited Financial Statements of The Registry, Inc. for the Fiscal Years Ended May 31, 1993 and May 31, 1994 and Unaudited Financial Statements for the three months ended August 31, 1994 (Schedule 3.7).

     15. Opinion of Counsel to Axiom and the Selling Stockholders of Axiom dated November 30, 1994 (Schedule 4.5);

     16.       Form of Employment Agreement (Schedule 4.13(a));

     17. Form of Non-Solicitation and Confidentiality Agreement (Schedule 4.13(b));

     18. Opinion of Counsel to The Registry, Inc. dated November 30, 1994 (Schedule 5.5); and

     19. Confidentiality and Non-Disclosure Agreement by and between The Registry, Inc. and Axiom dated October 7, 1994 (Schedule 18).

                                              THE REGISTRY, INC.

Dated: May 14, 1996                      /s/ G. Drew Conway
                                         -----------------------------
                                             By:  G. Drew Conway
                                             Title:  President and Chief
                                                     Executive Officer